EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

FOURTH QUARTER AND FISCAL 2004 OPERATING RESULTS

McLean, VA, Jan. 25, 2005 – The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and home furnishings retailer, today reported operating results for its fourth quarter and fiscal year ended November 28, 2004.

Net shipments for the fourth fiscal quarter totaled $73,072,000 compared to the prior year quarter’s net shipments of $77,321,000. Gross margin was $25,173,000, which was below the prior year quarter’s result of $29,246,000. This decline in gross margin was largely attributable to an increase in manufacturing costs as a percentage of net shipments as process changes associated with the implementation of an Enterprise Resource Planning (“ERP”) system reduced productivity. Sales and administrative expenses for the quarter were $25,443,000, compared to $23,995,000 in the prior year quarter, principally due to higher retail selling expenses associated with higher volume and increased store occupancy expense from new store growth. Interest expense for the quarter declined to $427,000 from $830,000 for the prior year period, principally as a result of the expiration of an interest rate swap agreement. Net loss from continuing operations for the fourth quarter totaled $(354,000) or $(.03) per diluted share compared to a profit in the prior year period of $2,586,000 or $.20 per diluted share.

During the year, the Company made the decision to dispose of two real estate investment properties. Therefore, the results of operations of these properties, consisting of rental revenue less operating costs and related interest expense, have been reclassified to discontinued operations. Net earnings from discontinued operations were $119,000 for the current year quarter, compared to $46,000 in the same quarter last year.

Net loss for the quarter including the results of discontinued items was $(235,000) or $(.02) per share compared to net earnings in the prior year of $2,632,000 or $.20 per share

For the full year ended November 28, 2004, net shipments increased 6% overall to $295,203,000 from $278,373,000 in the prior year, led by a 14.3% increase in retail sales. Gross margin improved to $103,559,000 from the prior year amount of $100,125,000. Selling and administrative expenses increased from $94,501,000 in 2003 to $100,161,000 in 2004, principally due to higher retail selling expenses and store occupancy costs associated with higher volume and new store openings. Interest expense for 2004 declined to $2,611,000 from $3,723,000 for 2003 also as a result of the expiration of an interest rate swap agreement as well as lower average outstanding loan balances. Net earnings from continuing operations were $960,000, or $0.07 per diluted share, in 2004 compared to $957,000 or $.07 per diluted share in 2003. Net earnings were $1,032,000, or $0.08 per diluted share, in 2004 compared to $2,546,000 or $0.19 per diluted share in the comparable 2003 period. Net earnings for 2004 included the results of investment real estate held for sale while the 2003 results include gains of $43,000 from investment real estate held for sale, as well as the $1,084,000 gain from discontinued operations and the $462,000 gain on the sale of The Mitchell Gold Co. in April, 2003.

Gerald M. Birnbach, Chairman and President stated, “Demand for our products – both in Rowe Furniture and at Storehouse – met my expectations for the Company. Indeed, at the end of November we had a manufacturing backlog of $17.7 million, up from $12.0 million in 2003, and Storehouse had a 5% same store sales increase for the quarter. However, Rowe Furniture continued to experience a decline in manufacturing productivity that restricted our ability to produce at full capacity, and thereby hurt our profit performance. The principal cause of this decline was changes in manufacturing processes associated with our new ERP implementation.”

“Our Storehouse subsidiary continued the strong turnaround performance from previous quarters, completing the year with record revenue in the fourth quarter and for the full year,” Mr. Birnbach added.

Subsequent to the end of the year, the Company completed the sale of an investment property previously included in discontinued operations. The Company will record a gain on sale of $2.6 million, or $.20 per share in the first fiscal quarter of 2005.

The Rowe Companies operates two subsidiaries in the home furnishings industry: Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture serving the middle and upper middle market throughout the U.S.; and Storehouse, Inc., a multi-channel, lifestyle home furnishings business including 61 retail home furnishings stores. Storehouse makes good design accessible by selling an edited assortment of casual, contemporary home furnishings through its stores located in the Southeast, Southwest and Mid-Atlantic markets, its catalog and over the Internet.

The Rowe Companies will conduct a conference call and webcast to discuss fourth quarter and full year performance Wednesday, January 26th at 11:00 a.m. EST. Further information on this call can be obtained on our website at www.therowecompanies.com.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

(table follows)

Contact:	Gene S. Morphis, Chief Financial Officer
703-847-8670

THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED NOVEMBER 28, 2004 AND NOVEMBER 30, 2003

UNAUDITED

	Three Months Ended		Twelve Months Ended
	November 28, 2004	November 30, 2003	November 28, 2004	November 30, 2003
	(in thousands - except per share amounts)
Net shipments	$73,072	$77,321	$295,203	$278,373
Cost of shipments	47,899	48,075	191,644	178,248

Gross profit	25,173	29,246	103,559	100,125
Selling and administrative expenses	25,443	23,995	100,161	94,501
Retail restructuring and other charges	—	100	—	225

Operating income (loss)	(270)	5,151	3,398	5,399
Interest expense	(427)	(830)	(2,611)	(3,723)
Other income	156	61	742	358

Earnings (loss) from continuing operations before taxes	(541)	4,382	1,529	2,034
Tax expense (benefit)	(187)	1,796	569	1,077

Net earnings (loss) from continuing operations	(354)	2,586	960	957
Earnings from discontinued operations, net of tax expense of $41, $36, $45 and $691, respectively	119	46	72	1,127
Gain on sale of Mitchell Gold, net of tax benefit of $1,473	—	—	—	462

Net earnings (loss)	$(235)	$2,632	$1,032	$2,546

Net earnings (loss) from continuing operations per common share	$(0.03)	$0.20	$0.07	$0.07
Net earnings (loss) per common share	$(0.02)	$0.20	$0.08	$0.19
Weighted average common shares	13,228	13,167	13,198	13,167
Net earnings (loss) from continuing operations per common share assuming dilution	$(0.03)	$0.20	$0.07	$0.07
Net earnings (loss) per common share assuming dilution	$(0.02)	$0.20	$0.08	$0.19
Weighted average common shares and equivalents	13,228	13,232	13,546	13,205